Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2023

First Quarter Highlights

•Interest income of $18.5 million; net interest income of $3.5 million
•Net loss attributable to common stockholders of $(7.9) million
•Operating loss of $(2.1) million
•Earnings per share ("EPS") per basic common share was a loss of $(0.34)
•Operating loss per basic common share of $(0.09)
•Taxable income of $0.05 per share attributable to common stockholders after payment of dividends on our preferred stock
•Book value per common share of $12.58 at March 31, 2023
•Refinanced three joint ventures with $205.1 million in unpaid principal balance ("UPB") of mortgage loans with collateral values of $497.4 million and retained $16.1 million of varying classes of related securities issued by the joint venture and sold a single debt security with a carrying value of $30.2 million to end the quarter with $356.0 million of investments in debt securities and beneficial interests
•Collected total cash of $43.6 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $49.4 million of cash and cash equivalents at March 31, 2023; average daily cash balance for the quarter was $50.9 million
•As of March 31, 2023, approximately 81.3% of our portfolio (based on UPB at the time of acquisition) made at least 12 out of the last 12 payments

New York, NY—May 4, 2023 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), announces its results of operations for the quarter ended March 31, 2023. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Loan interest income(1)	$13,281	$13,520	$14,864	$15,402	$16,186
Earnings from debt securities and beneficial interests(2)	$4,569	$4,562	$4,613	$5,303	$6,866
Other interest income	$606	$367	$544	$195	$160
Interest expense	$(14,925)	$(14,482)	$(11,369)	$(9,175)	$(8,606)
Net interest income	$3,531	$3,967	$8,652	$11,725	$14,606
Net decrease in the net present value of expected credit losses	$621	$1,152	$1,935	$961	$3,978
Other (loss)/income, loss from equity method investments and loss on joint venture refinancing on beneficial interests	$(3,612)	$(3,744)	$(65)	$(3,918)	$(3,613)
Total revenue, net(1,3)	$540	$1,375	$10,522	$8,768	$14,971
Consolidated net (loss)/income(1)	$(7,364)	$(6,283)	$(9,503)	$(4,781)	$5,631
Net (loss)/income per basic share	$(0.34)	$(0.30)	$(0.71)	$(0.40)	$0.15
Average equity(1,4)	$337,206	$343,112	$399,610	$466,847	$489,303
Average total assets(1)	$1,463,529	$1,509,738	$1,559,584	$1,645,915	$1,722,610
Average daily cash balance	$50,916	$47,196	$62,334	$60,609	$73,636
Average carrying value of RPLs(1)	$882,018	$883,254	$897,947	$909,382	$946,164
Average carrying value of NPLs(1)	$86,494	$99,160	$100,827	$114,775	$117,670
Average carrying value of SBC loans	$12,159	$14,275	$15,546	$16,704	$19,923
Average carrying value of debt securities and beneficial interests	$401,240	$427,471	$435,849	$487,484	$491,231
Average asset backed debt balance(1)	$897,279	$933,695	$987,394	$1,046,985	$1,099,142
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by third-party institutional investors.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Total revenue includes net interest income, loss from equity method investments, loss on joint venture refinancing on beneficial interests and other income.
(4)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for the three months ended March 31, 2023, December 31, 2022 and September 30, 2022, $93.0 million for the three months ended June 30, 2022 and $115.1 million for the three months ended March 31, 2022.

For the quarter ended March 31, 2023, we had a GAAP consolidated net loss attributable to common stockholders of $(7.9) million or $(0.34) per common share after preferred dividends. Operating loss, a non-GAAP financial measure which adjusts GAAP earnings by removing gains and losses as well as certain other non-core income and expenses and preferred dividends, was $(2.1) million or $(0.09) per common share. We consider Operating loss/income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating loss/income to consolidated net loss/income available to common stockholders, please refer to Appendix B.

Our net interest income for the quarter ended March 31, 2023 excluding any adjustment for expected credit losses was $3.5 million, a decrease of $0.4 million over the prior quarter. Gross interest income increased $7 thousand as a result of higher yields on our mortgage and debt securities portfolio. Our interest expense for the quarter ended March 31, 2023 increased $0.4 million compared to the prior quarter primarily as a result of rate increases on our floating rate repurchase financing. Interest earning assets declined $54.0 million during the quarter ended March 31, 2023.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on actual cash flow results and changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended March 31, 2023, we recorded income of $0.6 million due to the decrease in the net present value of expected future credit losses partially driven by pre-payments in full and in part compared to $1.2 million of income recorded for the fourth quarter of fiscal year 2022.

As previously described in our prior quarter earnings call, we recorded a $3.0 million loss in Other income on the sale of a portion of a Class A senior bond from one of our joint ventures for the quarter ended March 31, 2023. This was a decrease of $0.8 million from the $3.8 million loss recorded during the fourth quarter of fiscal year 2022. A cumulative $2.2 million of this current quarter loss was already reflected in our book value calculation through Accumulated other comprehensive loss ("AOCI") at December 31, 2022. This cumulative loss was reclassified to loss on sale of securities and an additional $0.8 million loss was recognized on the sale date.

We recorded a loss from our investments in affiliates of $0.1 million for the quarter ended March 31, 2023 compared to a loss of $0.3 million for the quarter ended December 31, 2022 due to a lower flow through mark to market loss on shares of our stock held by our Manager. We account for our investment in our Manager using the equity method of accounting.

Our GAAP expenses increased on a quarter over quarter basis by $0.4 million primarily due to a $0.3 million increase in professional fees. Additionally our management fee expense increased by $0.1 million due to an update in the calculation to include our unsecured debt securities to the extent proceeds were used to repurchase our preferred stock and related warrants, effective as of March 1, 2023.

We recorded $0.1 million in impairment on our REO held-for-sale portfolio in other expense for the quarter ended March 31, 2023. We sold five properties in the first quarter and recorded a gain of $0.1 million in other income. Two properties were transferred from REO held-for-sale to mortgage loans.

On January 1, 2023, the Company transferred $83.0 million of investment securities from available-for-sale (“AFS”) to held-to-maturity (“HTM”) due to European risk retention regulations prohibiting the Company from selling, transferring or otherwise surrendering this proportion of investment interest.

Transfers of securities from AFS to HTM are non-cash transactions and are recorded at fair value. On the date of transfer, AOCI included unrealized losses of $10.9 million for these securities. This amount will be amortized out of AOCI over the remaining life of the respective securities, and has no net impact to interest income. For the quarter ended March 31, 2023, this amortization resulted in a recapture of book value of $2.0 million through the recovery of AOCI.

We ended the quarter with a GAAP book value of $12.58 per common share, compared to a book value per common share of $13.00 for the quarter ended December 31, 2022. The decrease in book value is driven primarily by our GAAP loss for the quarter and dividends paid, partially offset by the recovery of a portion of the mark to market loss in debt securities recorded on the balance sheet through AOCI, and the $2.0 million amortization of the unrealized loss on debt securities transferred to HTM.

Our taxable income for the quarter ended March 31, 2023 was $0.05 per share of net income available to common stockholders, compared to $0.21 per share of taxable net income available to common stockholders for the quarter ended December 31, 2022. Additionally, we recorded income tax expense of $0.1 million comprised primarily of state and local income taxes.

On February 23, 2023, with an accredited institutional investor we refinanced our 2019-E, -G and -H joint ventures into Ajax Mortgage Loan Trust 2023-A ("2023-A") and retained $16.1 million of varying classes of agency rated securities and equity. We retained 5.01% of the AAA rated securities and 20.00% of the AA through B rated securities and trust certificates from the trust. 2023-A acquired 1,085 RPLs and NPLs with UPB of $205.1 million and an aggregate property value of $497.4 million. The AAA through A rated securities represent 79.8% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.46%. Based on the structure of the transactions, we do not consolidate 2023-A under U.S. GAAP.

We collected $43.6 million of cash during the first quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $49.4 million in cash and cash equivalents.

We purchased three RPLs with UPB of $0.8 million at 58.8% of property value and 72.9% of UPB. These loans were acquired and included on our consolidated balance sheet for a weighted average of 37 days of the quarter.

On January 31, 2023, we contributed an additional $0.7 million of equity interest in Great Ajax FS LLC ("GAFS"), the holding company which owns our loan servicer, Gregory Funding LLC. This increased our ownership from 8.0% to 9.6%. We account for our investment in GAFS using the equity method.

On February 21, 2023, our Board of Directors approved the First Amendment to the Third Amended and Restated
Management Agreement with the Manager, which has an effective date of March 1, 2023 and states that the stockholders’
equity used to calculate the base management fee include our unsecured debt securities to the extent the proceeds were used to repurchase our preferred stock.

The following table provides an overview of our portfolio at March 31, 2023 ($ in thousands):

No. of loans	5,241	Weighted average coupon	4.40%
Total UPB(1)	$1,007,497	Weighted average LTV(5)	56.8%
Interest-bearing balance	$920,637	Weighted average remaining term (months)	292
Deferred balance(2)	$86,860	No. of first liens	5,193
Market value of collateral(3)	$2,131,485	No. of second liens	48
Current purchase price/total UPB	81.6%	No. of REO held-for-sale	32
Current purchase price/market value of collateral	42.7%	Market value of REO held-for-sale(6)	$5,612
RPLs	88.4%	Carrying value of debt securities and beneficial interests in trusts	$366,855
NPLs	10.5%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	81.3%
SBC loans(4)	1.1%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	72.1%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (60.8% of UPB), ARM (6.7% of UPB) and Hybrid ARM (32.5% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of March 31, 2023 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired two residential RPLs in one transaction from a single seller with aggregate UPB of $0.3 million. The purchase price of the RPLs was 58.1% of UPB and 37.1% of the estimated market value of the underlying collateral of $0.4 million.

We have agreed to acquire, subject to due diligence, 74 residential RPLs in two transactions with aggregate UPB of $18.1 million. The purchase price of the residential RPLs is 82.9% of UPB and 54.3% of the estimated market value of the underlying collateral of $27.6 million.

On May 4, 2023, our Board of Directors declared a cash dividend of $0.20 per share to be paid on May 31, 2023 to stockholders of record as of May 15, 2023.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, May 4, 2023 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2023 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended March 31, 2023. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. While lockdowns and restrictions have largely ended in the United States, a spike in COVID-19 cases and return to restrictions could cause material adverse effects on our business, financial condition, prospects, liquidity and results of operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME
Interest income	$18,456	$18,449	$20,021	$20,900
Interest expense	(14,925)	(14,482)	(11,369)	(9,175)
Net interest income	3,531	3,967	8,652	11,725
Net decrease in the net present value of expected credit losses	621	1,152	1,935	961
Net interest income after the impact of changes in the net present value of expected credit losses	4,152	5,119	10,587	12,686

Loss from equity method investments	(98)	(349)	(451)	(355)
Loss on joint venture refinancing on beneficial interests	(995)	—	—	(2,142)
Other (loss)/income	(2,519)	(3,395)	386	(1,421)
Total revenue, net	540	1,375	10,522	8,768

EXPENSE
Related party expense - loan servicing fees	1,860	1,911	1,952	2,006
Related party expense - management fee	1,828	1,722	1,948	2,363
Professional fees	934	621	667	419
Fair value adjustment on put option liability	1,622	1,431	2,917	3,595
Other expense	1,614	1,741	1,358	1,376
Total expense	7,858	7,426	8,842	9,759
Acceleration of put option settlement	—	—	8,813	3,531
Gain on debt extinguishment	(47)	—	—	—
Loss before provision for income taxes	(7,271)	(6,051)	(7,133)	(4,522)
Provision for income taxes	93	232	2,370	259
Consolidated net loss	(7,364)	(6,283)	(9,503)	(4,781)
Less: consolidated net income/(loss) attributable to non-controlling interests	30	5	(42)	16
Consolidated net loss attributable to the Company	(7,394)	(6,288)	(9,461)	(4,797)
Less: dividends on preferred stock	547	547	1,053	1,925
Less: discount on retirement of preferred stock	—	—	5,735	2,459
Consolidated net loss attributable to common stockholders	(7,941)	$(6,835)	$(16,249)	$(9,181)
Basic loss per common share	$(0.34)	$(0.30)	$(0.71)	$(0.40)
Diluted loss per common share	$(0.34)	$(0.30)	$(0.71)	$(0.40)

Weighted average shares – basic	22,920,943	22,778,652	22,538,891	22,754,553
Weighted average shares – diluted	22,920,943	22,778,652	22,833,465	22,754,553

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	March 31, 2023	December 31, 2022
ASSETS	(Unaudited)
Cash and cash equivalents	$49,397	$47,845
Mortgage loans held-for-investment, net(1,2)	970,665	989,084
Real estate owned properties, net(3)	5,092	6,333
Investments in securities available-for-sale(4)	146,480	257,062
Investments in securities held-to-maturity(5)	73,907	—
Investments in beneficial interests(6)	135,614	134,552
Receivable from servicer	9,622	7,450
Investments in affiliates	30,560	30,185
Prepaid expenses and other assets	18,304	11,915
Total assets	$1,439,641	$1,484,426

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,7)	$454,664	$467,205
Borrowings under repurchase transactions	418,653	445,855
Convertible senior notes, net(7)	103,450	104,256
Notes payable, net(7)	106,258	106,046
Management fee payable	1,826	1,720
Put option liability	13,775	12,153
Accrued expenses and other liabilities	8,460	9,726
Total liabilities	1,107,086	1,146,961

Equity:
Preferred stock $0.01 par value, 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 424,949 shares issued and outstanding at both March 31, 2023 and December 31, 2022	9,411	9,411
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,135,590 shares issued and outstanding at both March 31, 2023 and December 31, 2022	25,143	25,143
Common stock $0.01 par value; 125,000,000 shares authorized, 23,509,446 shares issued and outstanding at March 31, 2023 and 23,130,956 shares issued and outstanding at December 31, 2022	245	241
Additional paid-in capital	325,462	322,439
Treasury stock	(9,532)	(9,532)
Retained earnings	(544)	13,275
Accumulated other comprehensive loss	(19,763)	(25,649)
Equity attributable to stockholders	330,422	335,328
Non-controlling interests(8)	2,133	2,137
Total equity	332,555	337,465
Total liabilities and equity	$1,439,641	$1,484,426
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $664.2 million and $675.8 million of loans at March 31, 2023 and December 31, 2022, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $4.3 million and $6.1 million of allowance for expected credit losses at March 31, 2023 and December 31, 2022, respectively.
(2)As of both March 31, 2023 and December 31, 2022, balances for Mortgage loans held-for-investment, net include $0.9 million from a 50.0% owned joint venture, which we consolidate under U.S. GAAP.
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.8 million and $0.7 million at March 31, 2023 and December 31, 2022, respectively.
(4)Investments in securities AFS are presented at fair value. As of March 31, 2023, Investments in securities AFS include an amortized cost basis of $157.3 million and a net unrealized loss of $10.9 million. As of December 31, 2022, Investments in securities AFS include an amortized cost basis of $282.7 million and net unrealized loss of $25.6 million.
(5)On January 1, 2023, we transferred certain of our Investments in securities AFS to HTM due to European risk retention regulations. Investments in securities HTM includes an allowance for expected credit losses of zero and remaining discount of $8.9 million related to the unamortized unrealized loss in AOCI from transfer at March 31, 2023.
(6)Investments in beneficial interests includes allowance for expected credit losses of zero at both March 31, 2023 and December 31, 2022.
(7)Secured borrowings, net are presented net of deferred issuance costs of $4.3 million at March 31, 2023 and $4.7 million at December 31, 2022. Convertible senior notes, net are presented net of deferred issuance costs of $0.1 million and $0.3 million at March 31, 2023 and December 31, 2022, respectively. Notes payable, net are presented net of deferred issuance costs and discount of $3.7 million at March 31, 2023 and $4.0 million at December 31, 2022.
(8)As of March 31, 2023, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.0 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2022, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	March 31, 2023			December 31, 2022			September 30, 2022			June 30, 2022
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net loss attributable to common stockholders	$(7,941)	22,920,943		$(6,835)	22,778,652		$(16,249)	22,538,891		$(9,181)	22,754,553
Allocation of loss to participating restricted shares	111	—		97	—		210	—		103	—
Consolidated net loss attributable to unrestricted common stockholders	$(7,830)	22,920,943	$(0.34)	$(6,738)	22,778,652	$(0.30)	$(16,039)	22,538,891	$(0.71)	$(9,078)	22,754,553	$(0.40)
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	—	—		—	—		(210)	294,574		—	—
Amortization of put option(3)	—	—		—	—		—	—		—	—
Diluted EPS
Consolidated net loss attributable to common stockholders and dilutive securities	$(7,830)	22,920,943	$(0.34)	$(6,738)	22,778,652	$(0.30)	$(16,249)	22,833,465	$(0.71)	$(9,078)	22,754,553	$(0.40)
____________________________________________________________
(1)Our outstanding warrants and the effect of the interest expense and assumed conversion of shares from convertible notes would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended March 31, 2023, December 31, 2022 and June 30, 2022 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022 would have been anti-dilutive and have been removed from the calculation.

Appendix B - Reconciliation of Operating (loss)/income to Consolidated net loss available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME
Interest income	$18,456	$18,449	$20,021	$20,900
Interest expense	(14,925)	(14,482)	(11,369)	(9,175)
Net interest income	3,531	3,967	8,652	11,725

Other income	455	479	1,259	502
Total revenue, net	3,986	4,446	9,911	12,227

EXPENSE
Related party expense - loan servicing fees	1,860	1,911	1,952	2,006
Related party expense - management fees	1,828	1,722	1,948	2,363
Professional fees	934	621	667	419
Other expense	1,503	1,443	1,380	1,445
Total expense	6,125	5,697	5,947	6,233
Consolidated operating (loss)/income	$(2,139)	$(1,251)	$3,964	$5,994
Basic operating (loss)/income per common share	$(0.09)	$(0.05)	$0.17	$0.26
Diluted operating (loss)/income per common share	$(0.09)	$(0.05)	$0.17	$0.26

Reconciliation to GAAP net loss

Consolidated operating (loss)/income	$(2,139)	$(1,251)	$3,964	$5,994

Mark to market loss on joint venture refinancing	(995)	—	—	(2,142)
Realized loss on sale of securities	(2,974)	(3,836)	(860)	(79)
Net decrease in the net present value of expected credit losses	621	1,152	1,935	961
Fair value adjustment on put option liability	(1,622)	(1,431)	(2,917)	(3,595)
Acceleration of put option settlement	—	—	(8,813)	(3,531)
Other adjustments	(162)	(685)	(442)	(2,130)
Loss before provision for income taxes	(7,271)	(6,051)	(7,133)	(4,522)
Provision for income taxes	93	232	2,370	259
Consolidated net (income)/loss attributable to non-controlling interest	(30)	(5)	42	(16)
Consolidated net loss attributable to the Company	(7,394)	(6,288)	(9,461)	(4,797)
Dividends on preferred stock	(547)	(547)	(1,053)	(1,925)
Discount on retirement of preferred stock	—	—	(5,735)	(2,459)
Consolidated net loss attributable to common stockholders	$(7,941)	$(6,835)	$(16,249)	$(9,181)
Basic loss per common share	$(0.34)	$(0.30)	$(0.71)	$(0.40)
Diluted loss per common share	$(0.34)	$(0.30)	$(0.71)	$(0.40)